Exhibit 99.1

Contact:	Jeff Schweitzer Senior Executive Vice President and CFO Univest Corporation 215-721-2458 schweitzerj@univest.net
FOR IMMEDIATE RELEASE
Univest Corporation of Pennsylvania Adopts Shareholder Rights Plan
SOUDERTON, Pa., — October 6, 2011 — The Board of Directors of Univest Corporation of Pennsylvania (NASDAQ: UVSP) (the “Company”), a full service financial institution with 135 years of experience in delivering financial solutions including personal and business banking, online banking, residential mortgages, insurance products, investments and wealth advisory solutions, today adopted a Shareholder Rights Plan designed to protect shareholders from abusive takeover tactics and attempts to acquire control of the Company at an inadequate price.
“This is a proactive step we have taken to protect the best interests of the Company and our shareholders, and not a decision made in response to any effort to acquire control of the Company,” said William S. Aichele, chairman, president and chief executive officer of Univest Corporation. “Despite the challenges in the economy and unprecedented changes to the financial industry which have undoubtedly impacted earnings and stock performance, we believe our future is bright and remain committed to operating the business to ensure a fair profit is provided for the Corporation and our shareholders long-term.”
The Plan, similar to plans adopted by over 1,000 public companies, provides for the issuance of a right to purchase one unit of preferred stock for each outstanding share of common stock. The rights will not be currently exercisable or transferable, and no separate certificates evidencing the rights will be distributed unless certain specified events occur. The rights will attach to shares of the Company’s common stock outstanding on October 10, 2011, and will expire on September 30, 2021.
Each right will initially entitle shareholders to buy one unit of a newly authorized series of junior participating preferred stock at an exercise price of $70 per share. If a person, group, or other entity becomes the beneficial owner of, or announces a tender offer for, 15.0% or more of the Company’s common stock, the rights separate from the common stock, and if not redeemed by the Company’s Board of Directors within a 10 day period of time, become exercisable.

After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 15.0% or more beneficial owner) will entitle the holder to purchase either the Company’s preferred stock (or common stock or other substitute securities) or the common stock of the potential acquirer, at a substantially reduced price.
The Company will generally be entitled to redeem rights at $0.001 per right at any time until the tenth business day following public announcement that a 15.0% position has been acquired. At any time prior to the date that the rights have become non-redeemable, the Board can extend the redemption period. The Company can also exchange the rights for shares of preferred stock or other securities, under certain circumstances.
Materials summarizing the plan are scheduled to be mailed to all shareholders and filed with the Securities and Exchange Commission in a Form 8-K.
About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.
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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.